Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151007 on Form S-3 and Registration Statement No. 333-166630 on Form S-8 of our reports dated February 26, 2010 (February 9, 2011 as to the effects of the 2010 discontinued operations described in Note 3), relating to the consolidated financial statements and financial statement schedules of Inland Western Retail Real Estate Trust, Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for noncontrolling interests), and the effectiveness of Inland Western Retail Real Estate Trust, Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K of Inland Western Retail Real Estate Trust, Inc. dated February 9, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 9, 2011